NATIONAL BANKSHARES, INC.
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                   100 South Main Street, P.O. Box 90002,
               Blacksburg, Virginia 24062-9002/(540) 552-2011

                               PRESS RELEASE
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     National Bankshares, Inc. ("NBI") of Blacksburg, Virginia, parent company of The National Bank of Blacksburg, and the Bank of Tazewell County of Tazewell, Virginia today announced that the affiliation of Bank of Tazewell County with NBI became effective at 11:59 p.m. on May 31, 1996. Pursuant to this affiliation, Bank of Tazewell County became a wholly owned subsidiary of NBI.

     Each share of the common stock of the Bank of Tazewell County outstanding at the effective time of the affiliation converts into the right to receive one share of the common stock of NBI.

     In connection with the transaction, and as contemplated by the Agreement and Plan of Merger, the NBI Board of Directors on May 29, 1996 declared a stock split by way of a share dividend totaling 190,768 shares of NBI common stock to its shareholders of record on May 30, 1996, payable on June 14, 1996. Former BTC shareholders will not be entitled to the NBI stock dividend but the one for one share exchange ratio takes the NBI share dividend into consideration.

     Jim Rakes, President of NBI, stated that he was delighted to have achieved the affiliation with Bank of Tazewell County, which almost doubles the asset size of NBI and allows NBI to expand its banking market into Bank of Tazewell's service area.

     Mr. Rakes said, "The opportunities provided by our larger organization will allow us to serve customers in both Bank of Tazewell County and National Bank of Blacksburg's markets with a broader range of banking services efficiently and effectively."

     Ray Dodson, President of Bank of Tazewell County, commented that the affiliation of the two institutions will not change the community banking philosophy of each bank but will enhance it. "We will still be close to the community as we always have been but we will be able to increase the types and size of banking services we offer."

     Mr. Rakes said that former BTC shareholders should expect to receive written instructions soon concerning how they may go about exchanging their shares of BTC common stock for NBI common stock. "There is no need for BTC shareholders to call us in this respect," Mr. Rakes commented, "We expect to mail them information regarding this in the very near future."

     As a combined organization NBI's two banking affiliates, National Bank of Blacksburg and Bank of Tazewell County, have 14 branches in Virginia and more than $390,000,000 in total assets.

                      FOR FURTHER INFORMATION CONTACT:

            JAMES G. RAKES, PRESIDENT & CHIEF EXECUTIVE OFFICER
                                     OR
                       MARILYN B. BUHYOFF, SECRETARY

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